EXHIBIT 99.1
EZCORP ENTERS AGREEMENT TO ACQUIRE VALUE FINANCIAL SERVICES
AUSTIN, Texas (March 17, 2008) — EZCORP, Inc. (Nasdaq: EZPW) announced today it has entered into an agreement to acquire up to 100%, but not less than 70%, of the equity ownership of Value Financial Services, Inc. On December 31, 2007, Value Financial Services owned and operated 64 pawnshops in Florida, Georgia and Tennessee.
EZCORP’s President and Chief Executive Officer, Joe Rotunda, stated, “We are very excited about this opportunity. Value Financial Services is a quality operation with a pawn portfolio in the order of $17 million and trailing twelve month EBITDA of approximately $14 million as of the end of December. The purchase price will be nearly $100 million, including approximately $73 million in cash to Value Financial Services shareholders, if 100% of the outstanding Value Financial Services shares are sold, and assumption of debt. Closing of the transaction is expected in late May 2008.”
Stephens, Inc. is serving as the financial advisor to Value Financial Services in this transaction.
EZCORP is primarily a lender or provider of credit services to individuals who do not have cash resources or access to credit to meet their short-term cash needs. In 294 U.S. and four Mexico EZPAWN locations and 21 Mister Money Mexico locations open on December 31, 2007, the Company offers non-recourse loans collateralized by tangible personal property, commonly known as pawn loans. At these locations, the Company also sells merchandise, primarily collateral forfeited from its pawn lending operations, to consumers looking for good value. In 448 EZMONEY locations and 74 EZPAWN locations open on December 31, 2007, the Company offers short-term non-collateralized loans, often referred to as payday loans, or fee based credit services to customers seeking loans.
For additional information, contact Dan Tonissen at (512) 314-2289.
This announcement contains certain forward-looking statements regarding the Company’s expected performance for future periods including, but not limited to, the completion of this acquisition. Actual results for these periods may materially differ from these statements. Such forward-looking statements involve risks and uncertainties such as changing market conditions in the overall economy and the industry, consumer demand for the Company’s services and merchandise, changes in the regulatory environment, and other factors periodically discussed in the Company’s annual, quarterly and other reports filed with the Securities and Exchange Commission.